Exhibit 4

Myers Industries, Inc.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following summary describes the terms and provisions of the capital stock of Myers Industries, Inc., an Ohio corporation (the “Company,” “we”, “our,” and “us”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations, copies of which have been filed previously with the Securities and Exchange Commission and are incorporated herein by reference, and applicable provisions of Ohio law.

General

The Company’s authorized capital stock consists of 61,000,000 shares. Our authorized capital stock consists of 60,000,000 shares of common stock, without par value (“Common Stock”), and 1,000,000 shares of Serial Preferred Stock, without par value (the “Preferred Stock”). All of our outstanding shares of common stock are fully paid and non-assessable.

Common Stock

Exchange and Trading Symbol. Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “MYE.”

Voting Rights. Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Our shareholders do not have cumulative voting rights in the election of directors. Under the current “plurality voting” standard of the Ohio General Corporation Law, director nominees who receive the greatest number of affirmative votes are elected.

Except as otherwise provided by the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations, or applicable provisions of Ohio law, any other matter brought to a vote of the shareholders is determined by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company.

Dividends. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to any preferential rights of any then outstanding shares of Preferred Stock.

Rights and Preferences. Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions or restrictions on alienability applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Serial Preferred Stock

Our Board of Directors has the authority, without any further vote or action by our shareholders, subject to certain limitations prescribed by law and the rules and regulations of the NYSE, to issue up to 1,000,000 shares of Serial Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, terms of redemption, liquidation preferences, sinking fund terms, conversion rights and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. Holders of Preferred Stock are entitled to one vote per share and holders of Common Stock and Preferred Stock vote together as a single class.

The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding Preferred Stock with respect to dividends, liquidation preferences and other matters. Our Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock could have the effect of decreasing the market price of our common shares. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control without further action by our shareholders.

Corporate Governance

Size of Board; Election of Directors. The number of directors shall be a number not less than seven and not more than fifteen, and shall be determined from time to time (i) by resolution adopted by the affirmative vote of a majority of the directors, or (ii) at any annual or special meeting of shareholders called for that purpose at which a quorum is present. The directors shall be elected at the annual meeting of shareholders in accordance with the provisions of the Amended and Restated Code of Regulations, except as provided in the Amended and Restated Code of Regulations, and each director elected shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Any vacancy on the Board of Directors may be filled by a vote of a majority of the directors then in office, even if the directors then in office constitute less than a majority of the whole authorized number of Directors. The Company’s Board of Directors is not classified.

Special Meetings of Shareholders. Special meetings of our shareholders may be called at any time by the chairman of our Board of Directors, by our president, the Board of Directors acting at a meeting, by a majority of the Board of Directors acting without a meeting, or by persons who hold at least 50% of the outstanding shares of Common Stock entitled to vote.

Written Consent of Shareholders. Any action that may be authorized or taken at a meeting of the shareholders or of the directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directors, respectively, which writing or writings shall be filed with or entered upon the records of the Company.

Amendment of the Amended and Restated Code of Regulations. The Amended and Restated Code of Regulations may be amended by (i) the Board of Directors to the extent permitted by the Ohio General Corporation Law or (ii) the shareholders, upon the affirmative vote or written consent of the holders of the majority of the shares entitled to vote thereon, which amendment shall be filed with or entered upon the records of the Company and provided to each shareholder entitled to vote and did not participate in the adoption of such amendment.

Anti-Takeover Effects of Articles, Regulations and the Ohio General Corporation Law. Certain provisions of Ohio law and our Amended and Restated Articles of Incorporation may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock by means of a tender offer, open market purchase, proxy fight or otherwise, to the extent the corporation is subject to those provisions. We have opted out of one such provision. We remain subject to the remaining provisions, which are described below.

The Company is subject to Chapter 1704 of the Ohio Revised Code, referred to as the Ohio merger moratorium statute. The statute prohibits certain “Chapter 1704 transactions” between an “issuing public corporation” (such as the Company) and a person that beneficially owns 10% or more of the outstanding voting power of the corporation in the election of directors (an “interested shareholder”). “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder.

Such “Chapter 1704 transactions” are generally prohibited for three years following the date on which the interested shareholder acquired its 10% of the voting power in the election of directors of the issuing corporation (the “share acquisition date”), unless, prior to the interested shareholder’s share acquisition date, the corporation’s board of directors approves (i) the Chapter 1704 transaction, or (ii) the purchase of the 10% ownership interest by the interested shareholder on the interested shareholder’s share acquisition date.

After the initial three year moratorium, “Chapter 1704 transactions” with an interested shareholder are prohibited, unless (i) the board of directors approved the purchase of the 10% ownership interest by the interested shareholder on the interested shareholder’s share acquisition date, (ii)  the transaction is approved by the affirmative vote of the holders of shares of the corporation entitled to exercise at least two-thirds of the voting power of the corporation in the election of directors, or of such different proportion as the articles of incorporation may provide, including the approval of the affirmative vote of the holders of at least a majority of the disinterested shares, or (iii) the transaction results in shareholders, other than the interested shareholder, receiving a fair price as set forth under Chapter 1704.

Section 1707.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Amended and Restated Code of Regulations establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. The advance notice provisions require that a shareholder proposal for a director nomination be received by the secretary of the Company not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding annual meeting of shareholders. In the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder, in order to be timely, must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in our Amended and Restated Code of Regulations, in addition to applicable regulations adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.